FOR IMMEDIATE RELEASE
Contact: Debbie Nalchajian-Cohen
559-222-1322

CENTRAL VALLEY COMMUNITY BANCORP REPORTS EARNINGS RESULTS FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 2013

FRESNO, CALIFORNIA…January 29, 2014… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $8,250,000, and diluted earnings per common share of $0.77 for the year ended December 31, 2013, compared to $7,520,000 and $0.75 per diluted common share for the year ended December 31, 2012. Net income increased 9.71%, primarily driven by an increase in net interest income in 2013 compared to 2012, increases in non-interest income, and lower provision for credit losses offset by increases in non-interest expense. Non-performing assets decreased $1,919,000 or 19.79% to $7,776,000 at December 31, 2013, compared to $9,695,000 at December 31, 2012. During the year ended December 31, 2013, the Company’s shareholders’ equity increased $2,378,000, or 2.02%. The increase in shareholders’ equity was driven by the issuance of stock as part of the Visalia Community Bank acquisition and a net increase in retained earnings, partially offset by decreases in accumulated other comprehensive income (AOCI) and preferred stock. The decrease in AOCI was primarily due to an increase in longer term interest rates, which resulted in a decrease in the market value of the Company’s available-for-sale investment securities. The Company also declared and paid $2,048,000 in cash dividends to holders of common stock during 2013 ($0.20 per share). As of December 31, 2013, the Company redeemed all 7,000 outstanding shares of its Senior Non-Cumulative Perpetual Preferred

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Stock, Series C (Series C Preferred) from the U.S. Department of Treasury. Unaudited consolidated net income for the year was the highest in the Company’s 33 years of operation.
Net interest income during 2013 was positively impacted by the collection in full of a non-accrual loan of $4,731,000 which resulted in a recovery of foregone interest of $1,484,000 and legal expenses of $51,000.
On July 1, 2013, the Company completed the acquisition of Visalia Community Bank (VCB). With the VCB acquisition, the Company added four new branches in Tulare County. The Company’s results of operations for the year ended December 31, 2013 include the VCB operations from July 1, 2013. Assets and liabilities acquired included loans of $113,467,000, net of a fair value mark of $4,094,000; investment securities of $14,817,000; bank premises and equipment of $4,263,000; and deposits of $174,206,000. A core deposit intangible of $1,365,000 and goodwill of $6,340,000 were also recorded as part of the transaction. In connection with the acquisition, each share of VCB common stock was converted into the right to receive 2.971 shares of Central Valley Community Bancorp common stock and $26.00 in cash. The Company issued an aggregate of approximately 1.263 million shares of its common stock and aggregate cash of $11.050 million to VCB shareholders. Based on the closing price of the Company’s common stock on June 28, 2013 of $10.08 per share, the aggregate consideration paid to VCB common shareholders was approximately $23.78 million.
During the year ended 2013, the Company’s total assets increased 28.69%, total liabilities increased 32.75%, and shareholders’ equity increased 2.02% compared to December 31, 2012 primarily as a result of the VCB acquisition, partially offset by the Series C Preferred redemption. Return on average equity (ROE) for the year ended December 31, 2013 was 6.89%, compared to 6.56% for the year ended December 31, 2012. ROE increased primarily due to an increase in earnings partially offset by an increase in average equity. Despite the decrease in AOCI at December 31, 2013 noted above, average equity for the year ended December 31, 2013 increased to $119,746,000 compared to $114,561,000 for the same period in 2012. Annualized return on average assets (ROA) was 0.84% and 0.88% for the years ended December 31, 2013 and 2012, respectively. The decrease in ROA is primarily due to an increase in average assets as a result of the VCB acquisition.

During the year ended December 31, 2013, the Company did not record a provision for credit losses, compared to $700,000 for the year ended December 31, 2012. During the year ended December 31, 2013, the

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Company recorded $925,000 in net loan charge-offs, compared to $1,963,000 for the year ended December 31, 2012. The net charge-off ratio, which reflects net charge-offs to average loans, was 0.20% for the year ended December 31, 2013, compared to 0.48% for the same period in 2012. The loans charged off during the year ended December 31, 2013 were previously classified and sufficient funds were held in the allowance for credit losses as of December 31, 2012.
At December 31, 2013, the allowance for credit losses (ALLL) stood at $9,208,000, compared to $10,133,000 at December 31, 2012, a net decrease of $925,000 reflecting the net charge offs. The allowance for credit losses as a percentage of total loans was 1.80% at December 31, 2013, and 2.56% at December 31, 2012. The decrease in the ALLL as a percentage of total loans is primarily due to the inclusion of former VCB loans that were recorded at fair value in connection with the VCB acquisition and therefore have no related allowance. The Company believes the allowance for credit losses is adequate to provide for probable incurred losses inherent within the loan portfolio at December 31, 2013.
Total non-performing assets were $7,776,000, or 0.68% of total assets as of December 31, 2013 compared to $9,695,000 or 1.09% of total assets as of December 31, 2012. Total non-performing assets as of September 30, 2013 were $8,146,000 or 0.75% of total assets.
The following provides a reconciliation of the change in non-accrual loans for 2013.

(In thousands)	Balances December 31, 2012	Additions to Non-accrual Loans	Net Pay Downs	Transfer to Foreclosed Collateral - OREO	Returns to Accrual Status	Charge Offs	Balances December 31, 2013
Non-accrual loans:
Commercial and industrial	$—	$389	$(54)	$—	$—	$—	$335
Real estate	213	1,847	(125)	—	—	—	1,935
Equity loans and lines of credit	237	1,013	(66)	(190)	—	(273)	721
Consumer	—	9	(2)	—	(7)	—	—
Restructured loans (non-accruing):
Commercial and industrial	—	2,100	(211)	—	—	(697)	1,192
Real estate	1,362	7	(65)	—	(920)	—	384
Real estate construction and land development	6,288	285	(5,123)	—	—	—	1,450
Equity loans and lines of credit	1,595	111	(141)	—	—	—	1,565
Consumer	—	5	(1)	—	—	—	4
Total non-accrual	$9,695	$5,766	$(5,788)	$(190)	$(927)	$(970)	$7,586

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The Company’s net interest margin (fully tax equivalent basis) was 4.09% for the year ended December 31, 2013, compared to 4.21% for the year ended December 31, 2012. The decrease in net interest margin in the period-to-period comparison resulted primarily from a decrease in the yield on the Company’s investment portfolio and loan portfolio, partially offset by a decrease in the Company’s cost of funds. For the year ended December 31, 2013, the effective yield on total earning assets decreased 22 basis points to 4.24% compared to 4.46% for the year ended December 31, 2012, while the cost of total interest-bearing liabilities decreased 13 basis points to 0.24% compared to 0.37% for the year ended December 31, 2012. The cost of total deposits decreased 8 basis points to 0.15% for the year ended December 31, 2013, compared to 0.23% for the year ended December 31, 2012. For the year ended December 31, 2013, the amount of the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, increased $77,041,000 or 20.89% compared to the year ended December 31, 2012. The effective yield on average investment securities including interest earning deposits in other banks and Federal funds sold decreased to 2.53% for the year ended December 31, 2013, compared to 2.77% for the year ended December 31, 2012. The decrease in yield in the Company’s investment securities during 2013 resulted primarily from the purchase of lower yielding investment securities. Total average loans, which generally yield higher rates than investment securities, increased $49,443,000, from $405,040,000 for the year ended December 31, 2012 to $454,483,000 for the year ended December 31, 2013. The effective yield on average loans decreased to 5.96% for the year ended December 31, 2013, compared to 6.06% for the year ended December 31, 2012. Net interest income before the provision for credit losses for the year ended December 31, 2013 was $33,451,000, compared to $29,937,000 for the year ended December 31, 2012, an increase of $3,514,000 or 11.74%. Net interest income increased as a result of these yield changes, the recovery of $1,484,000 of foregone interest, asset mix changes as explained above, and an increase in average earning assets, partially offset by an increase in interest-bearing liabilities.
Total average assets for the year ended December 31, 2013 were $986,924,000 compared to $853,078,000, for the year ended December 31, 2012, an increase of $133,846,000 or 15.69%. Total average loans increased $49,443,000, or 12.21% for the year ended December 31, 2013 compared to the year ended December 31, 2012. Total average investments, including deposits in other banks and Federal funds sold, increased to $445,859,000 for the year ended December 31, 2013, from $368,818,000 for the year ended

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December 31, 2012, representing an increase of $77,041,000 or 20.89%. Total average deposits increased $128,892,000 or 17.91% to $848,493,000 for the year ended December 31, 2013, compared to $719,601,000 for the year ended December 31, 2012. Average interest-bearing deposits increased $62,465,000, or 12.44%, and average non-interest bearing demand deposits increased $66,427,000, or 30.54%, for the year ended December 31, 2013, compared to the year ended December 31, 2012. The balance sheet increases during 2013 were primarily driven by the VCB acquisition which closed on July 1, 2013. The Company’s ratio of average non-interest bearing deposits to total deposits was 33.47% for the year ended December 31, 2013, compared to 30.23% for the year ended December 31, 2012.
Non-interest income for the year ended December 31, 2013 increased $590,000 to $7,832,000, compared to $7,242,000 for the year ended December 31, 2012, primarily driven by a $382,000 increase in service charge income, a $195,000 increase in interchange fees, a $141,000 increase in Federal Home Loan Bank dividends, and a $46,000 increase in loan placement fees, offset by a decrease of $374,000 in net realized gains on sales and calls of investment securities.
Non-interest expense for the year ended December 31, 2013 increased $4,412,000, or 16.18%, to $31,686,000 compared to $27,274,000 for the year ended December 31, 2012, primarily due to the VCB acquisition. The net increase was a result of increases in salaries and employee benefits of $1,830,000, acquisition-related expenses of $692,000, increases in occupancy and equipment expenses of $531,000, increases in data processing expenses of $258,000, increases in regulatory assessments of $44,000, and other non-interest expense increases of $576,000, partially offset by decreases in advertising fees of $82,000, and decreases in legal fees of $69,000. During the year ended December 31, 2013, other non-interest expenses included a write-down of $102,000 on equipment owned from a matured lease. In addition, other non-interest expenses included increases of $299,000 in consulting expenses, $158,000 in ATM/debit card expenses, $127,000 in Internet banking expenses, and $110,000 in license and maintenance contract expense as compared to the same period in 2012.
The Company recorded an income tax expense of $1,347,000 for the year ended December 31, 2013, compared to $1,685,000 for the year ended December 31, 2012. The effective tax rate for 2013 was 14.04% compared to 18.31% for the year ended December 31, 2012. The decrease in the effective tax rate during 2013 was primarily due to an increase in interest income on non-taxable investment securities and the reversal of a

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reserve for prior years’ uncertainty in income taxes. The Company maintains a reserve for uncertainty in income taxes as part of ASC 740-10-25 (formally FIN 48). The Franchise Tax Board concluded the tax examination of the Company’s 2008, 2009, and 2010 tax filings; and the Company accordingly reversed the reserve for those tax years. The Company has also benefited from tax credits and deductions related to the California enterprise zone program; however, those benefits will be reduced beginning January 1, 2014 due to legislative changes affecting the program.
Quarter Ended December 31, 2013
For the quarter ended December 31, 2013, the Company reported unaudited consolidated net income of $2,211,000 and diluted earnings per common share of $0.19, compared to $1,642,000 and $0.16 per diluted share, for the same period in 2012. The increase in net income during the fourth quarter of 2013 compared to the same period in 2012 is primarily due to an increase in net interest income and an increase in non-interest income, offset by an increase in non-interest expense, and an increase in the provision for income taxes.
Annualized return on average equity for the fourth quarter of 2013 was 7.04%, compared to 5.56% for the same period of 2012. This increase is reflective of an increase in net income offset by an increase in average shareholders’ equity. Annualized return on average assets was 0.79% for the fourth quarter of 2013 compared to 0.74% for the same period in 2012. This increase is due to an increase in earnings partially offset by an increase in average assets.
In comparing the fourth quarter of 2013 to the fourth quarter of 2012, average total loans increased $116,686,000, or 29.69%. The majority of the loan growth was due to the VCB acquisition. During the fourth quarter of 2013, the Company recorded no provision for credit losses as compared to $200,000 during the fourth quarter of 2012. During the fourth quarter of 2013, the Company recorded $524,000 in net loan charge-offs compared to $281,000 in net loan charge-offs for the same period in 2012. The net charge-off ratio, which reflects annualized net charge-offs to average loans, was 1.23% for the quarter ended December 31, 2013 compared to 0.29% for the quarter ended December 31, 2012.

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The following provides a reconciliation of the change in non-accrual loans for the quarter ended December 31, 2013.

(In thousands)	Balances September 30, 2013	Additions to Non-accrual Loans	Net Pay Downs	Transfer to Foreclosed Collateral - OREO	Returns to Accrual Status	Charge Offs	Balances December 31, 2013
Non-accrual loans:
Commercial and industrial	$377	$—	$(42)	$—	$—	$—	$335
Real estate	1,971	—	(36)	—	—	—	1,935
Equity loans and lines of credit	894	341	(51)	(190)	—	(273)	721
Consumer	8	—	(1)	—	(7)	—	—
Restructured loans (non-accruing):
Commercial and industrial	1,272	—	(80)	—	—	—	1,192
Real estate	394	—	(10)	—	—	—	384
Real estate construction and land development	1,499	—	(49)	—	—	—	1,450
Equity loans and lines of credit	1,603	—	(38)	—	—	—	1,565
Consumer	4	—	—	—	—	—	4
Total non-accrual	$8,022	$341	$(307)	$(190)	$(7)	$(273)	$7,586
The Company recorded $190,000 in OREO during the quarter ended December 31, 2013, and sold the property for book value during January 2014. The OREO property held at the end of the third quarter of 2013 was sold during the fourth quarter of 2013 resulting in no gain or loss.
Average total deposits for the fourth quarter of 2013 increased $231,279,000 or 31.08% to $975,351,000 compared to $744,072,000 for the same period of 2012. The majority of the increase was a result of the VCB acquisition.
The Company’s net interest margin (fully tax equivalent basis) decreased 3 basis points to 3.92% for the quarter ended December 31, 2013, from 3.95% for the quarter ended December 31, 2012. Net interest income, before provision for credit losses, increased $2,003,000 or 27.86% to $9,192,000 for the fourth quarter of 2013, compared to $7,189,000 for the same period in 2012. The decreases in net interest margin and in net interest income are primarily due to a decrease in the yield on interest-earning assets. Over the same periods, the cost of total deposits decreased 4 basis points to 0.13% compared to 0.17% in 2012.
Non-interest income increased $136,000 or 7.44% to $1,965,000 for the fourth quarter of 2013 compared to $1,829,000 for the same period in 2012. The fourth quarter of 2013 non-interest income included $132,000 net

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realized gains on sales and calls of investment securities compared to $352,000 for the same period in 2012. Loan placement fees decreased $53,000 during the fourth quarter of 2013, compared to the same period in 2012. Federal Home Loan Bank dividends were $39,000 higher in the fourth quarter of 2013, compared to the same period in 2012. Non-interest expense increased $1,555,000 or 22.27% for the same periods mainly due to increases in salaries and employee benefits of $773,000, an increase in occupancy expense of $259,000, increases of $160,000 in data processing expenses, primarily due to the VCB acquisition, and an increase in consulting fees of $139,000, partially offset by decreases in legal fees, acquisition and integration expenses, and advertising expense.
“The 2013 year closed with many milestones and record highs, including record earnings.  We are proud to have remained profitable throughout the Great Recession, allowing us to significantly grow our Company with two acquisitions that added seven offices, opening two de novo offices, in addition to delivering new financial products and services to meet the needs of our loyal and trusted customers.  While the record high levels achieved in 2013 in total bank assets, gross loans, and deposits were primarily driven by the successful acquisition of Visalia Community Bank, additional growth resulted in pre-existing bank loans after several years of decline in our region,” stated Daniel J. Doyle, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.
“Although Company earnings increased in 2013 over 2012, we continue to be challenged by a slight decline in the net interest margin due to the low demand for loans through most of the year, the low interest rate environment for interest earning assets driven by the Federal Reserve’s influence on the control of interest rates, and the strong competitive environment for loans in our market.  Our asset quality continues to improve with the reduction in non-performing loans, and our ability to absorb the loan portfolio from the recent acquisition.  We do see economic growth in the San Joaquin Valley, albeit slower than most economic recovery periods in the past, as evidenced by positive growth in loans, increases in home prices and reduction in the unemployment rate from the high points of the recession.  The current concern for the Valley’s food and agriculture-related industry is the supply of and demand for affordable water for the current crop year, which is experiencing its third year with below average levels, critically affecting agriculture and its many service industries,” continued Doyle.

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“Due to the financial strength of our Company, we were able to continue paying quarterly cash dividends to our shareholders throughout 2013, in addition to redeeming all 7,000 outstanding shares of Senior Non-Cumulative Preferred Stock from the U.S. Department of Treasury under the Small Business Lending Fund in the amount of $7 million.  Our Company continues to exceed the regulatory designation of being a well-capitalized institution, which allows us to continue to provide a safe and sound banking environment for our customers and the communities we serve.  We believe the Company is well-positioned to continue growth and financial success in 2014 with our outstanding team of bankers and financial products, in addition to the opportunity to serve our new Tulare County customers, which has helped expand our branch footprint to include seven contiguous counties in California’s San Joaquin Valley,” concluded Doyle.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank now operates 21 full service offices in Clovis, Exeter, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, Tracy, and Visalia, California. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, F. T. “Tommy” Elliott, IV, Steven D. McDonald, Louis McMurray, William S. Smittcamp, Joseph B. Weirick, and Wanda L. Rogers (Director Emeritus).
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
###
Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.  Therefore, the

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information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands, except share amounts)	2013	2012
	(Unaudited)
ASSETS
Cash and due from banks	$25,878	$22,405
Interest-earning deposits in other banks	85,956	30,123
Federal funds sold	218	428
Total cash and cash equivalents	112,052	52,956
Available-for-sale investment securities (Amortized cost of $447,108 at December 31, 2013 and $381,074 at December 31, 2012)	443,224	393,965
Loans, less allowance for credit losses of $9,208 at December 31, 2013 and $10,133 at December 31, 2012	503,149	385,185
Bank premises and equipment, net	10,541	6,252
Other real estate owned	190	—
Bank owned life insurance	19,443	12,163
Federal Home Loan Bank stock	4,499	3,850
Goodwill	29,917	23,577
Core deposit intangibles	1,680	583
Accrued interest receivable and other assets	20,940	11,697
Total assets	$1,145,635	$890,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$356,392	$240,169
Interest bearing	647,751	511,263
Total deposits	1,004,143	751,432
Short-term borrowings	—	4,000
Junior subordinated deferrable interest debentures	5,155	5,155
Accrued interest payable and other liabilities	16,294	11,976
Total liabilities	1,025,592	772,563
Shareholders’ equity:
Preferred stock, no par value, $1,000 per share liquidation preference; 10,000,000 shares authorized, Series C, issued and outstanding: none at December 31, 2013 and 7,000 shares at December 31, 2012	—	7,000
Common stock, no par value; 80,000,000 shares authorized; issued and outstanding: 10,914,680 at December 31, 2013 and 9,558,746 at December 31, 2012	53,981	40,583
Retained earnings	68,348	62,496
Accumulated other comprehensive (loss) income, net of tax	(2,286)	7,586
Total shareholders’ equity	120,043	117,665
Total liabilities and shareholders’ equity	$1,145,635	$890,228

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Year Ended December 31,
(In thousands, except share and per share amounts)	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$6,996	$5,665	$26,519	$23,913
Interest on deposits in other banks	60	38	164	108
Interest on Federal funds sold	—	1	—	2
Interest and dividends on investment securities:
Taxable	1,034	595	2,375	3,289
Exempt from Federal income taxes	1,449	1,275	5,778	4,508
Total interest income	9,539	7,574	34,836	31,820
INTEREST EXPENSE:
Interest on deposits	323	323	1,270	1,630
Interest on junior subordinated deferrable interest debentures	24	25	98	107
Other	—	37	17	146
Total interest expense	347	385	1,385	1,883
Net interest income before provision for credit losses	9,192	7,189	33,451	29,937
PROVISION FOR CREDIT LOSSES	—	200	—	700
Net interest income after provision for credit losses	9,192	6,989	33,451	29,237
NON-INTEREST INCOME:
Service charges	874	719	3,156	2,774
Appreciation in cash surrender value of bank owned life insurance	153	100	495	391
Interchange fees	284	197	962	767
Loan placement fees	170	223	677	631
Net gain on disposal of other real estate owned	—	—	—	12
Net realized gains on sales and calls of investment securities	132	352	1,265	1,639
Federal Home Loan Bank dividends	64	25	177	36
Other income	288	213	1,100	992
Total non-interest income	1,965	1,829	7,832	7,242
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,511	3,738	17,427	15,597
Occupancy and equipment	1,173	914	4,109	3,578
ATM/Debit card expenses	139	98	527	369
License & maintenance contracts	142	101	472	362
Consulting fees	182	43	461	162
Regulatory assessments	179	164	696	652
Data processing expense	434	274	1,383	1,125
Advertising	130	139	476	558
Audit and accounting fees	105	135	511	514
Legal fees	32	67	116	185
Acquisition and integration	192	284	976	284
Amortization of core deposit intangibles	84	50	268	200
Other expense	1,235	976	4,264	3,688
Total non-interest expenses	8,538	6,983	31,686	27,274
Income before provision for income taxes	2,619	1,835	9,597	9,205
PROVISION FOR INCOME TAXES	408	193	1,347	1,685
Net income	$2,211	$1,642	$8,250	$7,520

Net income	$2,211	$1,642	$8,250	$7,520
Preferred stock dividends and accretion	88	88	350	350
Net income available to common shareholders	$2,123	$1,554	$7,900	$7,170
Net income per common share:
Basic earnings per common share	$0.19	$0.16	$0.77	$0.75
Weighted average common shares used in basic computation	10,914,296	9,586,201	10,245,448	9,587,784
Diluted earnings per common share	$0.19	$0.16	$0.77	$0.75
Weighted average common shares used in diluted computation	10,980,390	9,629,300	10,308,040	9,616,413
Cash dividends per common share	$0.05	$—	$0.20	$0.05

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CENTRAL VALLEY COMMUNITY BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Dec. 31	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
For the three months ended	2013	2013	2013	2013	2012
(In thousands, except share and per share amounts)
Net interest income	$9,192	$10,536	$6,878	$6,845	$7,189
Provision for credit losses	—	—	—	—	200
Net interest income after provision for credit losses	9,192	10,536	6,878	6,845	6,989
Total non-interest income	1,965	1,813	1,828	2,226	1,829
Total non-interest expense	8,538	8,991	7,224	6,933	6,983
Provision for income taxes	408	389	195	355	193
Net income	$2,211	$2,969	$1,287	$1,783	$1,642
Net income available to common shareholders	$2,123	$2,882	$1,199	$1,696	$1,554
Basic earnings per common share	$0.19	$0.26	$0.13	$0.18	$0.16
Weighted average common shares used in basic computation	10,914,296	10,899,086	9,587,376	9,558,985	9,586,201
Diluted earnings per common share	$0.19	$0.26	$0.12	$0.18	$0.16
Weighted average common shares used in diluted computation	10,980,390	10,958,811	9,644,938	9,604,841	9,629,300

CENTRAL VALLEY COMMUNITY BANCORP
SELECTED RATIOS
(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
As of and for the three months ended	2013	2013	2013	2013	2012
(Dollars in thousands, except per share amounts)
Allowance for credit losses to total loans	1.80%	1.89%	2.37%	2.43%	2.56%
Nonperforming assets to total assets	0.68%	0.75%	1.18%	1.24%	1.09%
Total nonperforming assets	$7,776	$8,146	$10,267	$11,015	$9,695
Total nonaccrual loans	$7,586	$8,022	$10,267	$11,015	$9,695
Net loan charge-offs (recoveries)	$524	$(131)	$(112)	$644	$281
Net charge-offs (recoveries) to average loans (annualized)	1.23%	(0.30)%	(0.11)%	0.66%	0.29%
Book value per share	$11.00	$10.98	$10.83	$11.53	$11.58
Tangible book value per share	$8.10	$8.09	$8.34	$9.01	$9.05
Tangible common equity	$88,446	$88,333	$80,482	$86,105	$86,505
Interest and dividends on investment securities exempt from Federal income taxes	$1,449	$1,593	$1,398	$1,338	$1,275
Net interest margin (calculated on a fully tax equivalent basis) (1)	3.92%	4.66%	3.84%	3.85%	3.95%
Return on average assets (2)	0.79%	1.11%	0.59%	0.82%	0.74%
Return on average equity (2)	7.04%	9.87%	4.45%	6.19%	5.56%
Loan to deposit ratio	51.02%	54.59%	54.84%	53.07%	52.61%
Tier 1 leverage - Bancorp	8.14%	8.86%	10.41%	10.83%	10.56%
Tier 1 leverage - Bank	8.09%	8.78%	10.24%	10.64%	10.22%
Tier 1 risk-based capital - Bancorp	13.88%	14.41%	17.35%	18.65%	18.24%
Tier 1 risk-based capital - Bank	13.79%	14.23%	17.06%	18.32%	17.67%
Total risk-based capital - Bancorp	15.13%	15.67%	18.61%	19.93%	19.53%
Total risk based capital - Bank	15.04%	15.48%	18.32%	19.61%	18.96%
(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.

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Central Valley Community Bancorp -- page 14

CENTRAL VALLEY COMMUNITY BANCORP
AVERAGE BALANCES AND RATES
(Unaudited)

AVERAGE AMOUNTS	For the Three Months Ended December 31,		For the Year Ended December 31,
(Dollars in thousands)	2013	2012	2013	2012
Federal funds sold	$182	$748	$206	$618
Interest-bearing deposits in other banks	78,607	41,334	46,672	36,836
Investments	434,765	368,587	398,981	331,364
Loans (1)	502,104	383,051	445,300	394,575
Federal Home Loan Bank stock	4,499	3,850	4,171	3,544
Earning assets	1,020,157	797,570	895,330	766,937
Allowance for credit losses	(9,691)	(10,090)	(9,713)	(10,365)
Non-accrual loans	7,600	9,967	9,183	10,465
Other real estate owned	35	—	50	919
Other non-earning assets	104,991	87,214	92,074	85,122
Total assets	$1,123,092	$884,661	$986,924	$853,078

Interest bearing deposits	$625,457	$506,586	$564,537	$502,072
Other borrowings	5,155	9,155	5,645	9,156
Total interest-bearing liabilities	630,612	515,741	570,182	511,228
Non-interest bearing demand deposits	349,894	237,486	283,956	217,529
Non-interest bearing liabilities	17,040	13,263	13,040	9,760
Total liabilities	997,546	766,490	867,178	738,517
Total equity	125,546	118,171	119,746	114,561
Total liabilities and equity	$1,123,092	$884,661	$986,924	$853,078

AVERAGE RATES
Federal funds sold	0.25%	0.30%	0.25%	0.30%
Interest-earning deposits in other banks	0.30%	0.37%	0.35%	0.29%
Investments	2.97%	2.74%	2.79%	3.05%
Loans	5.53%	5.87%	5.96%	6.06%
Earning assets	4.06%	4.14%	4.24%	4.46%
Interest-bearing deposits	0.20%	0.25%	0.22%	0.32%
Other borrowings	2.00%	2.69%	2.05%	2.76%
Total interest-bearing liabilities	0.22%	0.30%	0.24%	0.37%
Net interest margin (calculated on a fully tax equivalent basis) (2)	3.92%	3.95%	4.09%	4.21%

(1)	Average loans do not include non-accrual loans.
(2) Calculated on a fully tax equivalent basis, which includes Federal tax benefits relating to income earned on municipal bonds totaled $747 and $657 for the three months ended December 31, 2013 and 2012, respectively. The Federal tax benefits relating to income earned on municipal bonds totaled $2,978 and $2,322 for the nine months ended December 31, 2013 and 2012, respectively.